Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

February 17, 2009

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Re:          Protective Life Insurance Company

Ladies and Gentlemen:

We have acted as special Delaware counsel to Protective Life Insurance Company, a Tennessee corporation (the “Company”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including the following documents:

(a)                                  The Registration Statement on Form S-3 (File No. 333-155707), as amended through the date hereof (as so amended, the “Registration Statement”), including a base prospectus and two forms of prospectus supplements with respect to the Company (collectively, the “Prospectus”), relating to the secured notes (including secured notes that may be registered in accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”)) of statutory or common law trusts to be formed under the laws of the State of Delaware (each, a “Trust” and collectively, the “Trusts”), as filed by the Company with the Securities and Exchange Commission;

(b)                                 A form of Funding Agreement to be entered into between the Company and each of the Trusts, filed as an exhibit to the Registration Statement (each, a “Funding Agreement” and collectively, the “Funding Agreements”);

(c)                                  A certificate of an officer of the Company, dated as of February 17, 2009, as to certain factual matters;

(d)                                 A Certificate of Compliance/Good Standing for the Company, obtained from the Department of Insurance of the State of Delaware (the “Department”); and

(e)                                  The opinion of Bass, Berry & Sims PLC, dated February 17, 2009, as to certain matters.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Funding Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us, (ii) that each Funding Agreement will be in the form of Funding Agreement attached as an exhibit to the Registration Statement, (iii) that each party will be in compliance with all of the obligations and will satisfy all of the conditions on its part to be performed or satisfied pursuant to each Funding Agreement, (iv) that each Funding Agreement will be executed and delivered in the State of Delaware, (v) that the application of Delaware law to each Funding Agreement will not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) which (a) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (b) has a materially greater interest than Delaware in the determination of a particular issue relating to each Funding Agreement, (vi) that a form of Funding Agreement substantially the same as the form of Funding Agreement attached as an exhibit to the Registration Statement was filed with the Department, and such Funding Agreement is currently effective, not having been disapproved by the Insurance Commissioner of the State of Delaware (the “Insurance Commissioner”), or having its effectiveness withdrawn by the Insurance Commissioner since the date it was filed with the Department, and (vii) in connection with the documents of which we have reviewed a form, that all blanks contained in such documents will be properly and appropriately completed, and optional provisions included in such documents will be properly and appropriately selected, and as executed, such documents will conform with the forms of the documents reviewed by us.  We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the tax, securities and insurance laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.  We have relied upon the opinion of Bass, Berry & Sims PLC with respect to matters of Tennessee law.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when each Funding Agreement has been duly authorized by all necessary action, executed, issued and delivered by the parties thereto against payment therefor as contemplated by the Registration Statement and the Prospectus, the Funding Agreement will constitute a valid and binding obligation of the parties thereto, and will be enforceable against the parties thereto, in accordance with its terms.

The foregoing opinion is subject to the effect upon the Funding Agreement of (i) bankruptcy, insolvency, moratorium, receivership, rehabilitation, reorganization, liquidation, fraudulent conveyance and transfer and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the effect of applicable public policy on the enforceability of provisions relating to exculpation, indemnification or contribution.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Securities Act relating to the Funding Agreements.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.  We also consent to the reliance by Debevoise & Plimpton LLP as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof.  Except as stated above, without prior written consent, this opinion may not be furnished or quoted to, or relied upon by any other person or entity for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

WAY/CYM